POWER OF ATTORNEY

Know all by these present, that the undersigned hereby constitutes and appoints each of Stephanie J. Brown, Richard Bourgelas, and Sara F. Syla, of Fidelity Management & Research Company LLC, signing singly, the undersigned’s true and lawful attorney-in-fact to:

(1)
prepare and execute on behalf of the undersigned, in the undersigned’s capacity as an officer, director and/or trustee of any fund or investment vehicle that is advised by Fidelity Diversifying Solutions LLC or by any entity under common control with Fidelity Diversifying Solutions LLC (each a “Company”), existing today or in the future, Forms 3, 4 and 5, and amendments thereto, and any successor forms or reports adopted by the SEC, in accordance with Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time (the “Exchange Act”);
(2)
do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such forms or reports, and timely file such forms or reports with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
(3)
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby revokes all previous powers of attorney given to sign and otherwise act in their name and on their behalf relating to the undersigned’s capacity on behalf of any Company to execute Forms 3, 4, and 5 and making any filings related thereto. The undersigned hereby grants to each attorney-in-fact named above full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that none of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, Fidelity Management & Research Company LLC or any Company, is assuming any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file forms or reports pursuant to Section 16 with respect to the undersigned’s holdings of and transactions in securities issued by any Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of 07/09/2026.

By /s/ Hadi Husain